EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended June 12, 2009

June 12, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	0.4%	-0.8%	-5.7%
Class B Units	0.4%	-0.8%	-6.1%
Legacy 1 Class Units	0.4%	-0.7%	-0.7%
Legacy 2 Class Units	0.4%	-0.7%	-0.7%
GAM 1 Class Units	0.4%	-1.0%	0.7%
GAM 2 Class Units	0.4%	-1.0%	0.6%
GAM 3 Class Units	0.4%	-1.1%	0.2%

S&P 500 Total Return Index[2]	0.7%	3.1%	6.1%
Barclays Capital U.S. Long Government Index[2]	0.9%	-3.0%	-14.9%
1	Subject to independent verification.
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary
Agriculturals/Softs:  Soybean prices rose steadily last week as speculators believed demand for exports of U.S. grains may be improving.  Supply concerns in Argentina and signs of economic recovery in several emerging nations also added to movement in the grains markets.

Currencies:  The Australian dollar rallied against the U.S. dollar following strong economic data and a rise in commodities prices.  Comments made by the Reserve Bank of New Zealand supporting a bullish outlook for the economy drove the New Zealand dollar higher against its major counterparts.

Energy:  Crude oil prices rallied last week due to declines in the U.S. dollar and weak supply forecasts.  Traders and commodity funds bid up the crude oil markets on speculation that an improving global economy may begin to draw more heavily on inventories.

Equities:  The Japanese equity market moved upwards last week led by strong performance in the financial and commodities sector.  Adding to the rally were better-than-expected reports regarding a number of economic indicators including Asian industrial production, consumer confidence, and consumer spending.

Fixed Income:  Increased investor appetite caused by equity and commodities rallies put pressure on the fixed-income markets last week, moving prices lower.  Forecasts of increased supply in the debt markets also weighed on the U.S. fixed-income markets.

Metals:  Gold prices edged slightly lower last week as speculators remained uncertain regarding the impact of rising crude oil prices on inflation in the U.S.  In the base metals markets, commodities investors drove prices up following equity rallies and news that economic conditions in China may be improving.

Indices Overview 2
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.